SpectRx, Inc. (770) 242-8723

Bill Wells - Media

SpectRx Reports Third Quarter 2007 Results

Norcross, GA (November 20, 2007) -- SpectRx, Inc. (Pink Sheets: SPRX) today announced its operating results for the third quarter and first nine months of 2007.

Revenue for the third quarter of 2007 was $201,000, compared to revenue of $337,000 in the third quarter of 2006. For the nine months ended September 30, 2007, revenue was $700,000, versus $483,000 for the same period last year. The increase in revenue was primarily due to an increase in revenue from contracts relating to our interstitial fluid (ISF) sampling technology.

The net loss available to common stockholders for the third quarter of 2007 was $1.3 million, or $0.10 per share, compared with a net loss available to common stockholders of $1.2 million, or $0.10 per share, in the comparable quarter of 2006. For the first nine months of 2007, the net loss available to common stockholders was $21,000 or $0.00 per share, compared to a net loss available to common stockholders of $4.1 million, or $0.35 per share, in the first nine months of 2006.

The net loss available to common stockholders for the nine months ended September 30, 2007, included a gain of approximately $5.8 million from debt forgiveness and a gain of approximately $2.4 million (net of tax) on the sale of the SimpleChoice business, offset primarily by a deemed dividend of approximately $3.8 million on series A convertible preferred stock.

"We are making progress toward our goals of reorganizing the company around our core cancer detection technology and leveraging our ISF testing technology," said Mark L. Faupel, Ph.D., chief executive officer and president of SpectRx. "Specifically, we have evaluated the clinical performance and cost reduction aspects of the commercial version of the device, implemented the single-use disposable in clinical tests and reduced the time of the test to approximately one minute."

"In the area of ISF glucose monitoring for people with diabetes, and general monitoring of other analytes in ISF, two potential partner companies are assessing our technology for possible licensing or partnerships," he said. "As part of our plan to further leverage our ISF technology, we have received new grants, or grant extensions, totaling about $500,000 in 2007. These grants allow us to conduct research and explore additional market opportunities for this technology."

"To better reflect our primary business, we are in the process of changing the company name from SpectRx to Guided Therapeutics, as approved by the shareholders. We expect that transition to be completed in the coming weeks with a new stock trading symbol, web site and company logo," Dr. Faupel said.

About SpectRx

SpectRx, Inc. (Pink Sheets: SPRX) is developing a rapid and painless test for the early detection of disease that leads to cervical cancer. The technology is designed to quickly eliminate false positive Pap and HPV results and discover cervical disease missed by existing tests. Unlike Pap and HPV tests, the device does not require a painful tissue sample and results are known immediately. The company also owns technology for measuring substances in interstitial fluid, a secondary circulatory system in the body that surrounds the cells. For more information, visit SpectRx's web sites at www.spectrx.com and www.guidedtherapeutics.com.

The SpectRx Non-invasive Cervical Cancer Detection Device and continuous glucose monitor are investigational devices and are limited by federal law to investigational use.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from SpectRx's actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, our eligibility for relisting on the OTC Bulletin Board or a national securities exchange, as well as those that are more fully described from time to time under the heading "Risk Factors" in SpectRx's reports filed with the SEC, including SpectRx's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 and subsequent quarterly reports.

SPECTRX, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED September 30, 2007 AND 2006
(In Thousands, Except Per Share Data)

	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006
REVENUE:
Net Revenue	$201	$337	$700	$483
COSTS AND EXPENSES:
Cost of sales	0	0	52	50
Research and development	421	387	1,367	1,137
Sales and marketing	0	0	0	13
General and administrative	686	548	1,822	1,405
Gain on debt forgiveness	0	0	(5,816)	0
	1,107	935	(2,575)	2,605
Operating (loss) income	(906)	(598)	3,275	(2,122)
OTHER INCOME and INTEREST EXPENSE, net	(374)	(88)	(1,184)	(396)
(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(1,280)	(686)	2,091	(2,518)
PROVISION FOR INCOME TAXES	0	0	(73)	0
NET (LOSS) INCOME BEFORE DISCONTINUED OPERATIONS	(1,280)	(686)	2,018	(2,518)
INCOME FROM DISCONTINUED OPERATIONS (including gain on disposal of $2,455), net of tax	(0)	(420)	2,019	(1,312)
NET (LOSS) INCOME	(1,280)	(1,106)	4,037	(3,830)
PREFERRED STOCK DIVIDENDS	(66)	(91)	(247)	(273)
DEEMED DIVIDEND ON SERIES A CONVERTIBLE PREFERRED STOCK	0	0	(3,811)	0
NET (LOSS) INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(1,346)	$(1,197)	$(21)	$(4,103)
BASIC (LOSS) EARNINGS PER SHARE:
CONTINUING OPERATIONS	$(0.10)	$(0. 06)	$(0.16)	$(0.24)
DISCONTINUED OPERATIONS	(0.00)	(0.04)	0.16	(0.11)
TOTAL	$(0.10)	$(0.10)	$0.00	$(0.35)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, BASIC	13,196	11,812	12,586	11,780

Selected Balance Sheet Data (Unaudited)
	September 30, 2007	December 31, 2006
Cash & Cash Equivalents	$278	$206
Working Capital Deficit	(2,657)	(10,036)
Total Assets	1,438	1,241
Accumulated Deficit	(63,578)	(67,614)
Stockholders' Deficit	(3,874)	(11,341)
Redeemable Preferred Stock	3,904	4,511